Exhibit 99.1
FIRST MARINER REPORTS 3rd QUARTER RESULTS
Book Value ends Quarter at $10.79 per share

Baltimore, MD (October 23, 2007) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, today announced a net loss for the third quarter of 2007 of $3.582 million (-$.56 per diluted share) compared to net income for the quarter ended September 30, 2006 of $2.043 million ($.31 per diluted share). For the nine months ended September 30, 2007, First Mariner reported a net loss totaling $7.346 million (-$1.14 per diluted share), decreasing from a profit of $5.904 million ($.89 per diluted share) for the same period last year. First Mariner reported its total assets ended the third quarter of 2007 at $1.246 billion.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “During the third quarter we continued to deal aggressively with the well-documented turmoil in local and national residential real estate markets, which is affecting many other financial institutions in the industry. Importantly, our losses for the quarter primarily reflected further declines in the value of the properties for which we already made loan loss provisions in previous quarters, and our overall level of non performing assets and delinquent loans decreased compared to the second quarter of 2007. Additionally, losses stemming from writedowns of real estate acquired in foreclose, chargeoffs of residential real estate loans, and valuations allowances for repurchased loans and potential loan repurchases narrowed during the quarter. Most significantly, repurchases of delinquent loans declined dramatically during the quarter and we believe we are near if not at the end of our repurchase exposure for ALT A loans originated by our wholesale division, which were the source of our losses.”

Mr. Hale concluded, “As we move into the fourth quarter of 2007, we are experiencing some positive trends in our operating performance. Our increases in operating expenses have moderated, and we expect to see more benefit from the cost-saving initiatives enacted earlier this year impact our fourth quarter results. Our net interest margin was 3.93% during the quarter, despite the abnormally high level of nonperforming assets. Our consumer finance unit, Mariner Finance reported another profitable quarter, loans outstanding increased, and revenues from the sales of mortgage loans and commissions earned from the sales of investment products increased compared to the second quarter . In spite of the losses recorded this year, our capital levels remain strong, allowing us to continue to work through the current challenges, and position ourselves for improving performance in 2008.”

Mortgage Banking Update

Since its inception in 1995, the First Mariner has originated and sold in excess of $7 billion of loans into the secondary market under normal and customary recourse provisions, with little repurchase activity. During 2007, repurchases recourse provisions increased dramatically. The loans requiring repurchase were “ALT A” loans that have higher original loan to value ratios and were primarily originated in 2006 and were repurchased due to delinquent payments by the borrower within the first 90 days of the loans term. During the first two quarters of 2007, the Company has repurchased a significant portion of the anticipated buybacks and progressed through the collection process. As declines in real estate values have continued, the Company has provided for additional reserves for its anticipated loss exposure. First Mariner results for the third quarter of 2007 included approximately $4.1 million in losses relating to it’s exposure to ALT A residential loans originated by its wholesale division. These charges included $2.0 million for the writedown of foreclosed assets awaiting sales, $1.0 million for valuation allowances for loans placed into the company’s loan portfolio during the quarter and $1.1 million for the chargeoff of loans previously repurchased. These charges totaled $5.0 million in the second quarter of 2007. At the end of the third quarter, the company had a total $12.1 million of the repurchased loans in foreclosed assets awaiting sale which have been written down to approximately 64% of their original appraised values. Approximately 50% of the loans are for single family residential properties located in Northern Virginia, with the remainder made up of single-family properties in various other states. Additionally, the company has $6.8 million of ALT A non performing its loan portfoilio with specific reserves totaling $1.8 million (approximately 71% of original appraised value).

Management discontinued its offering of ALT-A loans through its wholesale lending division at the end of 2006, and believes its exposure to and resolution of its repurchase provisions for these products is substantially complete. The Company closed its wholesale lending operation entirely in July of 2007. During 2007, the credit performance of the company’s retail originations has remained strong. Throughout this period, management has taken steps to modify underwriting guidelines and strengthen borrower qualification terms.

Other Operating Data

Comparing balance sheet data as of September 30, 2007 balances to September 30, 2006, total assets were $1.246 billion, compared to $1.387 billion last year. Loans outstanding decreased $5 million (-1%). Mariner Finance receivables increased by $15 million (+26%), bank consumer loans increased by $9 million (+8%), while commercial loan outstandings declined by $36 million (-7%), and residential construction loans declined by $14 million (-13%). Repurchased loans increased by $19 million (net of valuation allowances). Total mortgage loan originations totaled $270 million for the third quarter of 2007, compared to $309 million for the same period of 2006, largely due to the discontinuance of ALT A products through the wholesale division. Deposits totaled $902 million (-2%) compared to $917 million at September 30, 2006. Money market accounts grew by $26 million (+11%) and Certificates of deposits grew by $13 million (+3%). Noninterest bearing checking accounts decreased $40 million (-21%), and savings accounts fell by $11 million (-16%).

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Total revenue decreased $2.219 million compared with the third quarter of 2006, primarily due a decrease in the volume of loans, higher levels of loans on non-accrual status, and lower fee based revenue.

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Average earning assets declined by $174 million, and were partially offset by an increase in the Company’s net interest margin to 3.93% from 3.87% last year, and resulted in a decrease in net interest income of $1.526 million. The improvement in the margin resulted from a balance sheet restructuring executed in the fourth quarter of 2006, but has been largely mitigated by increases in non performing loans.

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The provision for loan losses increased $2.150 million compared to the same quarter last year, due to higher net charge-offs, and an increase in the allowance for credit losses to reflect increased reserves for potential problem loans. Net charge-offs increased to $3.055 million compared to $376 thousand last year. The increase in chargeoffs was primarily driven by $1.5 million of commercial and residential construction loans, and $1.1 million of ALT A mortgages. The allowance for loan losses totaled to $11.906 million compared o $11.997 million at September 30, 2006, and totaled 1.39% of loans outstanding compared to 1.40% last year. Non-performing assets increased to $36.434 million (2.92% of total assets) from $5.595 million (0.40% of total assets) last year. This increase is attributable to higher levels of non-performing residential mortgage loans and commercial real estate and construction loans. Accruing loans 90 days or more past due decreased to $7.793 million (.91% of total loans) compared to $7.995 million (0.93% of total loans) last year. The total of nonperforming assets and 90 day delinquent loans decreased from $47.403 million at June 30, 2007 to $44.227 million at September 30, 2007.

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Non-interest income decreased by $693 thousand due to market value declines in the company’s trading securities and borrowings of $427 thousand and from lower mortgage banking revenue that decreased by $350 thousand. Service fees on deposits decreased $129 thousand due to lower levels of overdraft income. Commissions from sales of non deposit investment products increased by $96 thousand while income from bank owned life insurance grew by $140 thousand.

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Noninterest expenses increased by $3.952 million. Included in operating expenses were provisions for valuation allowances and secondary marketing reserves of and writedowns and increased costs related to foreclosed properties totaling $3.210 million. Excluding these items, expenses increased $1.303 million (+8%). Salaries and benefits increased by $835 thousand, while occupancy and equipment related costs grew by $744 thousand due to expansion of branch offices, and additional space occupied during for the new executive and administrative offices. Professional fees grew by $172 thousand reflecting increased legal fees relating to foreclosed property. Advertising costs decreased by $124 thousand and other miscellaneous expenses declined by $413 thousand.

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Stockholders’ Equity decreased to $68.362 million (-15%). First Mariner’s book value per share was $10.79 as of September 30, 2007 compared to $12.47 as of September 30, 2006. Capital Ratios were declined compared to last year and ended the quarter as follows: Leverage Ratio = 7.4%; Tier 1 risk-based ratio = 8.9%; Total Capital Ratio = 14.7%. All capital ratios continue to exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.246 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.135 billion) operates 27 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City. Mariner Finance, LLC, (total assets $76.6 million) is a consumer finance subsidiary that currently operates 22 branches in Maryland in Delaware, as well as a central approval center in Baltimore City. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the three months ended September 30,
	2007	2006	$ Change	% Change
Summary of Earnings:
Net interest income	$10,878	$12,404	(1,526)	-12%
Provision for loan losses	2,411	261	2,150	824%
Noninterest income	5,810	6,503	(693)	-11%
Noninterest expense	20,013	16,061	3,952	25%
Income before income taxes	(5,736)	2,585	(8,321)	-322%
Income tax expense	(2,154)	542	(2,696)	-497%
Net income	(3,582)	2,043	(5,625)	-275%

Profitability and Productivity:
Return on average assets	1.15%	0.59%	-	94%
Return on average equity	19.79%	10.49%	-	89%
Net interest margin	3.93%	3.87%	-	2%
Net overhead ratio	4.59%	2.79%	-	64%
Efficiency ratio	120.33%	85.07%	-	41%
Mortgage loan production	269,714	308,653	(38,939)	-13%
Average deposits per branch	33,417	36,681	(3,263)	-9%

Per Share Data:
Basic earnings per share	$(0.56)	$0.32	(0.88)	-272%
Diluted earnings per share	$(0.56)	$0.31	(0.87)	-282%
Book value per share	$10.79	$12.47	(1.68)	-13%
Number of shares outstanding	6,336,284	6,427,852	(91,568)	-1%
Average basic number of shares	6,398,165	6,292,737	105,428	2%
Average diluted number of shares	6,468,502	6,639,974	(171,472)	-3%

Summary of Financial Condition:
At Period End:
Assets	$1,246,479	$1,386,636	(140,157)	-10%
Investment Securities	85,114	262,996	(177,882)	-68%
Loans	854,236	859,538	(5,302)	-1%
Deposits	902,264	917,016	(14,752)	-2%
Borrowings and repurchase agreements	190,377	306,908	(116,531)	-38%
Stockholders' equity	68,362	80,161	(11,799)	-15%

Average for the period:
Assets	$1,233,531	$1,378,457	(144,926)	-11%
Investment Securities	87,828	265,426	(177,598)	-67%
Loans	835,122	855,096	(19,974)	-2%
Deposits	886,776	887,311	(535)	0%
Borrowings and repurchase agreements	267,573	404,518	(136,945)	-34%
Stockholders' equity	71,809	77,252	(5,443)	-7%

Capital Ratios:
Leverage	7.4%	8.1%	-	-9%
Tier 1 Capital to risk weighted assets	8.9%	10.3%	-	-14%
Total Capital to risk weighted assets	14.7%	15.4%	-	-5%

Asset Quality Statistics and Ratios:
Net Chargeoffs	3,055	376	2,679	713%
Non-performing assets	36,434	5,594	30,840	551%
90 Days or more delinquent loans	7,793	7,995	(202)	-3%
Annualized net chargeoffs to average loans	1.47%	0.17%	-	741%
Non-performing assets to total assets	2.92%	0.40%	-	625%
90 Days or more delinquent loans to total loans	0.91%	0.93%	-	-2%
Allowance for loan losses to total loans	1.39%	1.40%	-	0%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the nine months ended September 30,
	2007	2006	$ Change	% Change
Summary of Earnings:
Net interest income	$33,543	$37,288	(3,745)	-10%
Provision for loan losses	5,464	1,306	4,158	318%
Noninterest income	18,168	19,886	(1,718)	-9%
Noninterest expense	58,137	47,863	10,274	21%
Income before income taxes	(11,890)	8,005	(19,895)	-249%
Income tax expense	(4,544)	2,101	(6,645)	-316%
Net income	(7,346)	5,904	(13,250)	-224%

Profitability and Productivity:
Return on average assets	-0.79%	0.58%	-	-236%
Return on average equity	-13.16%	10.56%	-	-225%
Net interest margin	4.01%	3.95%	-	2%
Net overhead ratio	4.39%	2.75%	-	60%
Efficiency ratio	114.52%	83.75%	-	37%
Mortgage loan production	840,623	1,022,630	(182,007)	-18%
Average deposits per branch	33,417	36,681	(3,263)	-9%

Per Share Data:
Basic earnings per share	$(1.14)	$0.94	(2.09)	-222%
Diluted earnings per share	$(1.14)	$0.89	(2.03)	-228%
Book value per share	$10.79	$12.47	(1.68)	-13%
Number of shares outstanding	6,336,284	6,427,852	(91,568)	-1%
Average basic number of shares	6,416,247	6,278,079	138,168	2%
Average diluted number of shares	6,554,584	6,622,085	(67,501)	-1%

Summary of Financial Condition:
At Period End:
Assets	$1,246,479	$1,386,636	(140,157)	-10%
Investment Securities	85,114	262,996	(177,882)	-68%
Loans	854,236	859,538	(5,302)	-1%
Deposits	902,264	917,016	(14,752)	-2%
Borrowings and repurchase agreements	190,377	306,908	(116,531)	-38%
Stockholders' equity	68,362	80,161	(11,799)	-15%

Average for the period:
Assets	$1,246,308	$1,361,409	(115,101)	-8%
Investment Securities	104,224	268,393	(164,169)	-61%
Loans	846,215	854,872	(8,657)	-1%
Deposits	901,963	878,760	23,203	3%
Borrowings	259,744	398,783	(139,039)	-35%
Stockholders' equity	74,644	74,784	(140)	0%

Capital Ratios:
Leverage	7.4%	8.1%	-	-9%
Tier 1 Capital to risk weighted assets	8.9%	10.3%	-	-14%
Total Capital to risk weighted assets	14.7%	15.4%	-	-5%

Asset Quality Statistics and Ratios:
Net Chargeoffs	5,957	1,052	4,905	466%
Non-performing assets	36,434	5,595	30,839	551%
90 Days or more delinquent loans	7,793	7,995	(202)	-3%
Annualized net chargeoffs to average loans	0.94%	0.16%	-	472%
Non-performing assets to total assets	2.92%	0.40%	-	624%
90 Days or more delinquent loans to total loans	0.91%	0.93%	-	-2%
Allowance for loan losses to total loans	1.39%	1.40%	-	0%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	As of September 30,
	2007	2006	$ Change	% Change
Assets:
Cash and due from banks	$32,507	$33,659	(1,152)	-3%
Interest-bearing deposits	83,950	15,139	68,811	455%
Available-for-sale and trading securities, at fair value	85,114	262,996	(177,882)	-68%
Loans held for sale	54,395	106,369	(51,974)	-49%
Loans receivable	854,236	859,538	(5,302)	-1%
Allowance for loan losses	(11,906)	(11,997)	91	-1%
Loans, net	842,330	847,541	(5,211)	-1%
Other real estate owned	19,403	1,134	18,269	1611%
Restricted stock investments, at cost	5,983	10,949	(4,966)	-45%
Property and equipment	52,611	46,712	5,899	13%
Accrued interest receivable	7,305	10,316	(3,011)	-29%
Deferred income taxes	9,049	6,058	2,991	49%
Bank owned life insurance	34,558	33,107	1,451	4%
Prepaid expenses and other assets	19,274	12,656	6,618	52%
Total Assets	$1,246,479	$1,386,636	(140,157)	-10%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$902,264	$917,016	(14,752)	-2%
Borrowings	190,377	306,908	(116,531)	-38%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	11,752	8,827	2,925	33%
Total Liabilities	1,178,117	1,306,475	(128,358)	-10%

Stockholders' Equity
Common Stock	317	321	(4)	-1%
Additional paid-in-capital	56,302	56,930	(628)	-1%
Retained earnings	12,455	26,089	(13,634)	-52%
Accumulated other comprehensive loss	(712)	(3,179)	2,467	-78%
Total Stockholders Equity	68,362	80,161	(11,799)	-15%
Total Liabilities and Stockholders' Equity	$1,246,479	$1,386,636	(140,157)	-10%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Interest Income:
Investments and interest-bearing deposits	$2,271	$3,540	$7,005	$10,347
Loans	19,804	21,238	59,440	60,934
Total Interest Income	22,075	24,778	66,445	71,281

Interest Expense:
Deposits	6,999	6,396	20,908	17,028
Borrowings and repurchase agreements	4,198	5,978	11,994	16,965
Total Interest Expense	11,197	12,374	32,902	33,993

Net Interest Income Before Provision for Loan Losses	10,878	12,404	33,543	37,288

Provision for Loan Losses	2,411	261	5,464	1,306

Net Interest Income After Provision for Loan Losses	8,467	12,143	28,079	35,982

Noninterest Income:
Service fees on deposits	1,625	1,754	4,738	5,202
ATM Fees	813	786	2,384	2,395
Gains on sales of mortgage loans	1,429	1,798	3,479	5,504
Other mortgage banking revenue	660	641	2,009	2,275
Trading gain (loss) on securities and borrowings	(427)	-	(491)	-
Gains on sales of investment securities, net	56	26	943	26
Commissions on sales of nondeposit investment products	293	197	843	413
Commissions on sales of other insurance products	582	628	1,915	1,946
Income from bank owned life insurance	365	225	1,065	733
Other	414	448	1,283	1,392
Total Noninterest Income	5,810	6,503	18,168	19,886

Noninterest Expense:
Salaries and employee benefits	9,024	8,185	27,341	25,623
Occupancy	2,745	2,126	7,308	5,761
Furniture, fixtures and equipment	914	789	2,683	2,339
Advertising	94	218	1,014	1,081
Data Processing	505	430	1,419	1,347
Professional services	379	207	1,178	666
Writedowns and cost of other real estate owned	2,039	101	2,962	101
Valuation allowances and secondary marketing reserves	1,171	450	3,523	450
Other	3,142	3,555	10,709	10,495
Total Noninterest Expense	20,013	16,061	58,137	47,863

Income Before Income Taxes	(5,736)	2,585	(11,890)	8,005

Income Tax Expense	(2,154)	542	(4,544)	2,101

Net Income	$(3,582)	$2,043	$(7,346)	$5,904

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months ended September 30,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$70,653	7.50%	$73,518	6.73%
Comm/Res Construction	131,782	8.09%	127,503	8.83%
Commercial Mortgages	283,638	7.28%	329,806	7.27%
Residential Constr - Cons	91,919	8.16%	108,331	8.19%
Residential Mortgages	66,623	4.07%	45,219	5.41%
Consumer	190,507	13.26%	170,719	13.50%
Total Loans	835,122	8.63%	855,096	8.72%

Loans held for sale	87,336	6.75%	114,441	7.92%
Available for sale securities, at fair value	87,828	5.92%	265,426	4.85%
Interest bearing deposits	68,310	5.15%	11,601	5.04%
Restricted stock investments, at cost	5,983	5.98%	11,920	5.92%

Total earning assets	1,084,579	8.02%	1,258,484	7.77%

Allowance for loan losses	(12,129)		(12,169)
Cash and other non earning assets	161,081		132,142

Total Assets	$1,233,531		$1,378,457

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	9,368	0.20%	9,667	0.22%
Savings deposits	55,731	0.30%	66,310	0.30%
Money market deposits	291,496	3.68%	252,521	3.57%
Time deposits	369,914	4.56%	382,398	4.22%
Total interest bearing deposits	726,509	3.80%	710,896	3.57%

Borrowings	267,573	6.22%	404,518	5.86%

Total interest bearing liabilities	994,082	4.47%	1,115,414	4.40%

Noninterest bearing demand deposits	160,267		176,415
Other liabilities	7,373		9,376
Stockholders' Equity	71,809		77,252

Total Liabilities and Stockholders' Equity	$1,233,531		$1,378,457

Net Interest Spread		3.55%		3.87%

Net Interest Margin		3.93%		3.87%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the nine months ended September 30,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$73,299	7.66%	$70,078	6.56%
Comm/Res Construction	136,527	7.78%	119,121	8.72%
Commercial Mortgages	295,827	7.27%	341,101	7.22%
Residential Constr - Cons	92,604	8.44%	117,184	7.82%
Residential Mortgages	63,336	4.31%	43,934	5.72%
Consumer	184,622	13.16%	163,454	13.16%
Total Loans	846,215	8.60%	854,872	8.52%

Loans held for sale	83,054	6.95%	101,479	8.05%
Available for sale and trading securities, at fair value	104,224	5.35%	268,393	4.70%
Interest bearing deposits	64,865	5.14%	9,947	4.66%
Restricted stock investments, at cost	6,170	5.95%	12,774	5.61%

Total earning assets	1,104,528	7.96%	1,247,465	7.60%

Allowance for loan losses	(12,104)		(11,978)
Cash and other non earning assets	153,884		125,922

Total Assets	$1,246,308		$1,361,409

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	9,779	0.23%	11,155	0.22%
Savings deposits	58,329	0.30%	69,324	0.31%
Money market deposits	291,106	3.72%	234,396	3.11%
Time deposits	374,891	4.51%	384,612	3.96%
Total interest bearing deposits	734,105	3.80%	699,487	3.25%

Borrowings	259,744	6.16%	398,783	5.69%

Total interest bearing liabilities	993,849	4.42%	1,098,270	4.14%

Noninterest bearing demand deposits	167,858		179,273
Other liabilities	9,957		9,082
Stockholders' Equity	74,644		74,784

Total Liabilities and Stockholders' Equity	$1,246,308		$1,361,409

Net Interest Spread		3.54%		3.46%

Net Interest Margin		4.01%		3.95%